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                                                                 EXHIBIT 4.4
                             CONSULTING AGREEMENT


        This agreement is entered into this seventh day of January, 1997, by and between Cumberland Companies Inc., a Nevada Corporation, 200 Palo Pinto Street, Suite 108, Weatherford, TX 76086 (hereinafter referred to as "Cumberland") and Kenneth A. Freeman, Route 1, Route 23, Mineral Wells TX 76067 (hereinafter referred to as "Freeman" or "Consultant").

                                  WITNESSETH


        WHEREAS, Cumberland is engaged in the oil and gas exploration and development industry, and in particular the acquisition of available oil and gas producing and development properties; and,

        WHEREAS, Freeman is a Petroleum Engineer who has in the past provided services to Cumberland in its evaluation of certain oil and gas properties being targeted for acquisition; and;

        WHEREAS, Cumberland desires to continue to utilize the services of Freeman, and Freeman desires to provide his services to Cumberland on a consulting basis.

        NOW THEREFORE, in consideration of the foregoing and mutual promises herein set forth, the parties agrees as follows:

        1. Freeman shall provide Petroleum Engineering Consulting services to Cumberland as may be requested from time to time in its evaluation of oil and gas properties. Cumberland shall provide reasonable notice of its need for the services of Freeman, and Freeman shall devote such time as may be reasonably required to provide the requested consulting services in a timely manner.

        2. The term of the consulting agreement shall be (2) two years from the date hereinabove first mentioned.

        3. As the full and complete consideration for the Consulting Services to be rendered by Freeman for the term hereof, Cumberland shall provide to Freeman a total of Two Hundred and Fifty Thousand (250,000) shares of Cumberland Companies Inc., S8 stock.

        4. This agreement shall be governed under the laws of the State of Texas.

        5. Cumberland intends to, by March 31, 1997 and will use its best efforts, file all form 10-k annual reports that need to be filed with the Securities and Exchange Commission ("SEC"). Cumberland also intends to and will use its best efforts to file an SEC form S-8 registration statement with the SEC as soon as practicable to register for sale the 250,000 shares to be issued to Freeman under this agreement.


        IN WITNESS THEREOF, the parties have executed this agreement to be effective and binding upon the parties as of the date first herein mentioned.



        CUMBERLAND COMPANIES INC.                       CONSULTANT

         BY: /s/ C.E. JUSTICE                           /s/ KENNETH A. FREEMAN
             -----------------------                    -----------------------
                 C.E. JUSTICE                               KENNETH A. FREEMAN